Exhibit 9.1

Authorization Agreement

I am a shareholder of Hong Kong Easecharm International Co., Ltd, hereby authorizing Xu Yizhen （ID: 350202196105240029）to take full charge of managing Easecharm’s subsidiaries in China (including Xiamen XinYiXiang Modern Agricultural Development Co., Ltd and Xiamen Yikoule Catering Delivery and Distribution Co; Ltd.

Authorizer: /s/ Chui Wai Chun
Feb 28, 2009